UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-42460	99-3527155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 339-222-6714

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RAIN	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	RAINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2025, the board of directors (the “Board”) of Rain Enhancement Technologies Holdco, Inc. (the “Company”), increased the size of the Board from five to seven directors and appointed Mr. Marcus Peperzak and Mr. Robert Reardon to the Board to fill the resulting vacancies. Mr. Reardon was appointed to serve as a Class I director with a term expiring at the Company’s first annual meeting of stockholders and Mr. Peperzak was appointed to serve as a Class II director with a term expiring at the second annual meeting of stockholders. Mr. Peperzak and Mr. Reardon will serve on the Audit Committee of the Board. The Board has determined that Mr. Peperzak and Mr. Reardon are independent directors and meet the applicable standards for Audit Committee service under both the Nasdaq Stock Market Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

In connection with their appointments to the Board, Mr. Reardon and Mr. Peperzak each entered into Director Agreements (as defined below). The grants of restricted stock to Mr. Reardon and Mr. Peperzak pursuant to the Director Agreements were deferred by the Board. Additionally, in connection with their appointments to the Board, Mr. Peperzak and Mr. Reardon entered into an Indemnity Agreement consistent with the Company’s form of Indemnity Agreement that is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 7, 2025.

There are no arrangements or understandings between Mr. Peperzak and Mr. Reardon and any other persons pursuant to which Mr. Peperzak and Mr. Reardon were selected as directors of the Company. There are no family relationships between Mr. Peperzak and Mr. Reardon and any of the Company’s other directors or executive officers and Mr. Peperzak and Mr. Reardon do not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Effective as of April 4, 2025, the Board adopted a form of Director Agreement to govern the terms of service and compensation of the Company’s non-employee directors (the “Director Agreement”). Under the Director Agreement, members of the Board will receive compensation for service on the Board and on committees of the Board consisting of the following: (i) subject to approval by the Board and compensation committee of the Board (the “Compensation Committee”), a cash payment of $12,500 promptly following attendance at each quarterly Board meeting, for a total annual cash compensation of $50,000; and (ii) at the beginning of each year of service, and subject to approval by the Board and the Compensation Committee, a grant of restricted stock, with the number of shares determined by dividing $100,000 by the closing price of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) as reported on the Nasdaq Stock Market LLC on the date of the grant. The restricted stock granted pursuant to the Director Agreement will vest in full on the first anniversary of the grant date, subject to acceleration in accordance with the terms of the restricted stock award or the Company’s 2024 Incentive Award Plan. The foregoing description of the Director Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Director Agreement attached hereto as Exhibit 10.1.

Additionally, effective as of April 4, 2025, the Company entered into Director Agreements with Lyman Dickerson, Alexandra Steele, and Christopher Riley, each non-employee members of the Board. The terms of the Director Agreements are consistent with the Company’s standard form of Director Agreement described above, except with respect to the grants of restricted stock to Mr. Dickerson and Mr. Riley, which are as follows: (i) subject to approval by the Board and the Compensation Committee, in lieu of an annual grant of restricted stock, Mr. Dickerson will receive an initial grant of restricted stock equal to the number of shares determined by dividing $2,000,000 by the closing price of the Class A Common Stock on the date of grant, and such grant of restricted stock will vest in full on the third anniversary of the grant date, subject to acceleration in accordance with the terms of the restricted stock award or the Company’s 2024 Incentive Award Plan, and (ii) subject to approval by the Board and the Compensation Committee, Mr. Riley will receive an annual grant of restricted stock equal to the number of shares determined by dividing $50,000 by the closing price of the Class A Common Stock on the date of grant.

The grants of restricted stock to each of Mr. Dickerson, Ms. Steele and Mr. Riley pursuant to the Director Agreements were deferred by the Board.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1+	Form of Director Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2025	RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

	By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

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